Exhibit 13(a)(4)

Change in Independent Registered Public Accounting Firm

Effective June 10, 2024, Cohen & Company, Ltd. (“Cohen”) was dismissed as the independent registered public accounting firm of the TCW Transform 500 ETF, TCW Transform Systems ETF, TCW Transform Supply Chain ETF, TCW Artificial Intelligence ETF and TCW Compounders ETF (the “Funds”). The Audit Committee of the Board of Trustees (the “Board”) recommended, and the Board approved, the replacement of Cohen with Deloitte & Touche LLP (“Deloitte”), effective June 10, 2024. The report of Cohen on the financial statements of the TCW Transform 500 ETF, TCW Transform Systems ETF and TCW Transform Supply Chain ETF as of and for the fiscal years ended October 31, 2022 and October 31, 2023 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended October 31, 2022, October 31, 2023, and during the subsequent interim period through June 10, 2024: (i) there were no disagreements between the Funds and Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have, if not resolved to the satisfaction of Cohen, caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Funds requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the statements herein.

On June 10, 2024, the Audit Committee of the Board recommended, and the Board approved, the appointment of Deloitte as the Funds’ independent registered public accounting firm for the fiscal year ending October 31, 2024.

During the fiscal years ended October 31, 2022, October 31, 2023, and during the subsequent interim period through June 10, 2024, neither the Funds, nor anyone acting on their behalf, consulted with Deloitte on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

June 27, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: TCW ETF Trust

File no. 811-23617

Dear Sir or Madam:

We have read Exhibit 13(a)(4) – Change in Registrant’s Independent Public Accounting Firm of Form N-CSRS of TCW ETF Trust, dated June 27, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board